CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-252565 on Form S-8 of our report dated April 29, 2021, relating to the combined financial statements of the Cognyte Business of Verint Systems, Inc. appearing in this Annual Report on Form 20-F of the Cognyte Software Ltd. for the year ended January 31, 2022.

/s/Deloitte & Touche LLP
New York, New York
April 5, 2022